Exhibit 4(b)

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

Springfield, MA 01111-0001

LIFETIME INCOME RIDER

This Lifetime Income Rider is an optional rider which guarantees a minimum level of income for the life of the Covered Person, even if the Contract Value reduces to zero. This guarantee of lifetime income is provided through automatic withdrawals which reduce the Contract Value and any applicable Death Benefit.

This optional rider modifies the Contract to which it is attached. It is effective on the Rider Effective Date shown on the Contract Schedule. Except as modified by this rider, the terms and conditions of the Contract also apply to this rider. In the case of a conflict with any of the terms and conditions of the Contract, the terms and conditions of this rider will control.

The following applies while this rider is in effect:

•	There is an additional charge for this rider which is listed on the Contract Schedule.
•	[This rider cannot be terminated by the Contract Owner.]
•	Automatic withdrawals for the life of the Covered Person begin with the first withdrawal on or after the Income Eligibility Date. Once started, the automatic withdrawals cannot be stopped.
•

All Purchase Payments and Contract Values must be allocated according to an asset allocation program sponsored by the Company. Allocating any portion of the Contract Value or transferring any Purchase Payment to an unapproved asset allocation will not be allowed.

•	Certain optional riders, benefits or features may not be available.

DEFINITIONS

The following definitions are applicable to this rider only:

AGE – Whenever “Age” is referred to in this rider, it will be the age of the Covered Person for the Single Life Option and the age of the younger Covered Person for the Joint Life Option. How Age is determined is defined in the Contract.

ANNUAL INCOME AMOUNT – The Annual Income Amount is the amount that [will] be withdrawn from the Contract Value beginning on the Income Start Date. The Annual Income Amount [will] be withdrawn each Contract Year until the Contract moves to the Settlement Phase or the Latest Permitted Annuity Date is reached.

AUTOMATED WITHDRAWALS – Automated Withdrawals are equal to the Annual Income Amount and [must] be taken every Contract Year, beginning on the Income Start Date, while this rider is in effect.

COVERED PERSON – The Covered Person is a person whose life is used to determine the duration of the Annual Income Amount withdrawals and any settlement payments provided during the Settlement Phase. If the Single Life Option is elected, there is one Covered Person. If the Joint Life Option is elected, there are two Covered Persons. How the Covered Person is determined is described in the Single Life Option and Joint Life Option sections of this rider. The Covered Person is named on the Contract Schedule.

LIR	1	[01-10]

Exhibit 4(b)

EXCESS WITHDRAWALS – An Excess Withdrawal is any withdrawal taken prior to the Income Eligibility Date, including withdrawals to satisfy Required Minimum Distributions, or any withdrawal taken on or after the Income Eligibility Date that causes the total withdrawals taken in a Contract Year to be greater than that Contract Year’s Annual Income Amount. Any Excess Withdrawal will reduce the Income Base, Guaranteed Income Floor and Annual Income Amount. This is described in the Withdrawals section of this rider.

GUARANTEED INCOME FLOOR – The Guaranteed Income Floor is the minimum Annual Income Amount available each Contract Year on or after the Income Eligibility Date. In addition, the Guaranteed Income Floor is the amount that will be distributed when the Contract moves to the Settlement Phase.

INCOME BASE – The Income Base is used to calculate the Guaranteed Income Floor. How the Income Base is determined is described in the Income Base section of this rider. The Income Base can never exceed the Maximum Income Base shown on the Contract Schedule.

INCOME ELIGIBILITY DATE – The Income Eligibility Date is the first date on which the Annual Income Amount is available for withdrawal. This date is the later of:

1.	the [fifth] Contract Anniversary following the Rider Effective Date, and
2.	the Contract Anniversary when the Covered Person is Age [60].

The Age of the younger Covered Person is used to determine the Income Eligibility Date for the Joint Life Option.

INCOME PERCENTAGE – The Income Percentage is used to determine the Guaranteed Income Floor and the Annual Income Amount. The Income Percentage is initially based on the Covered Person’s Age on the Income Start Date for the Single Life Option and on the younger Covered Person’s Age on the Income Start Date for the Joint Life Option. The percentages applicable for each Age are shown on the Contract Schedule. The Income Percentage may increase after it is initially determined as described in the Income Percentage section of this rider. The Income Percentage can never decrease.

INCOME START DATE – The Income Start Date is the Valuation Date on or after the Income Eligibility Date, which the Contract Owner first takes a withdrawal from the Contract. [Once withdrawals of the Annual Income Amount begin, they cannot be stopped while this rider is in effect.]

REQUIRED MINIMUM DISTRIBUTION (RMD) – A Required Minimum Distribution (RMD) is any distribution that must be distributed to the Contract Owner or plan participant pursuant to Internal Revenue Code sections 401(a)(9), 403(b)(10), 408(b)(3) or 408A(c). Required Minimum Distributions are generally required to begin by April 1st of the year after a participant attains age 70  1/2, or for some qualified plans, the year of retirement, if later.

SINGLE LIFE OPTION

During the life of the Covered Person, the Single Life Option provides withdrawals of the Annual Income Amount until the Contract moves to the Settlement Phase or the Latest Permitted Annuity Date is reached.

For Individually Owned Contracts:

•	The Covered Person is the Contract Owner as of the Rider Effective Date.
•	A change to the Contract Owner will terminate this rider.
•	Upon the death of the Contract Owner this rider terminates.

LIR	2	[01-10]

Exhibit 4(b)

For Non-Naturally Owned Contracts:

•	The Covered Person is the Annuitant as of the Rider Effective Date.
•	A change to the Annuitant will terminate this rider.
•	Upon the death of the Annuitant this rider terminates.

For Joint-Owned Contracts:

•	The Covered Person is the first named Contract Owner on the application. The Contract Owners must be spouses and the only primary Beneficiaries as of the Rider Effective Date.
•	A change to the first named Contract Owner on the application will terminate this rider.
•

A change made to the Joint Contract Owner named on the application and/or a Beneficiary or a change in marital status due to a divorce, may limit the ability to continue the Contract and the rider. If the Contract is not continued by a Covered Person upon the death of the Joint Contract Owner, this rider will terminate.

•	Upon the death of the Covered Person this rider terminates.
•	Upon death of the Joint Contract Owner, this rider will continue as long as the Covered Person continues the Contract.

JOINT LIFE OPTION

During the lives of two Covered Persons, the Joint Life Option provides withdrawals of the Annual Income Amount until the Contract moves to the Settlement Phase or the Latest Permitted Annuity Date is reached. Under no circumstances will the Company allow a Covered Person to be added to the Contract after the Rider Effective Date. If there is a death of a Covered Person or a change in marital status due to a divorce prior to the Income Start Date the Joint Life Option will change to a Single Life Option in accordance with this section.

For Individually Owned Contracts:

•	The first Covered Person is the Contract Owner. The second Covered Person is the spouse of the Contract Owner and the sole primary Beneficiary as of the Rider Effective Date.
•

A change made to the Contract Owner or the Beneficiary or a change in marital status due to a divorce will limit the ability of a Covered Person to continue the Contract and this rider. If the Contract is not continued by a Covered Person upon the death of the Contract Owner, this rider will terminate.

•	Upon the death of the Contract Owner, this rider will continue as long as the surviving Covered Person continues the Contract.
•	This rider will terminate upon the death of the last surviving Covered Person.

For Non-Naturally Owned Contracts:

•	The first Covered Person is the Annuitant. The second Covered Person is the spouse of the Annuitant and the sole primary Beneficiary as of the Rider Effective Date.
•

A change made to the Annuitant or the Beneficiary or a change in marital status due to a divorce will limit the ability of a Covered Person to continue the Contract and this rider. If the Contract is not continued by a Covered Person upon the death of the Annuitant, this rider will terminate.

•	Upon the death of the Annuitant, this rider will continue as long as the surviving Covered Person continues the Contract.
•	This rider will terminate upon the death of the last surviving Covered Person.

LIR	3	[01-10]

Exhibit 4(b)

For Joint-Owned Contracts:

•	The Covered Persons are the Contract Owners as of the Rider Effective Date. They must be spouses and the only named primary Beneficiaries.
•

A change made to the Contract Owners or a Beneficiary or a change in marital status due to a divorce will limit the ability of a Covered Person to continue the Contract and this rider. If the Contract is not continued by a Covered Person upon the death of a Contract Owner, this rider will terminate.

•	Upon the death of a Contract Owner, this rider will continue as long as the surviving Covered Person continues the Contract.
•	This rider will terminate upon the death of the last surviving Covered Person.

Change to Single Life Option from Joint Life Option prior to Income Start Date

Prior to the Income Start Date, if there is a death of a Covered Person or a change in marital status due to a divorce, the Company will change the Joint Life Option to the Single Life Option. Proper notification must be received by the Company prior to the Income Start Date. The Income Percentage will be based on the Age of the remaining Covered Person on the Income Start Date using the Single Life Income Percentage table on the Contract Schedule. The Income Eligibility Date will be based on the Age of the remaining Covered Person. Under no other circumstances will the Company allow a change from the Joint Life Option to the Single Life Option.

CONTRACT CONTINUATION

Upon the death of any Contract Owner or Annuitant if the Contract Owner is a non-natural person:

•

If the primary Beneficiary is the spouse of the Contract Owner as defined under federal law, he or she may elect to continue the Contract in accordance with Sections 72(s)(3) and 401(a)(9) of the Internal Revenue Code (IRC) at the then current Death Benefit Amount in his or her own name and exercise all the Contract Owner’s rights under the Contract. If the deceased Contract Owner (or Annuitant if the Contract Owner is a non-natural person) was the last surviving Covered Person, this rider will terminate. If the deceased Contract Owner (or Annuitant if the Contract Owner is a non-natural person) was not the last surviving Covered Person, this rider will continue if the Contract is continued by the surviving Covered Person.

•

If the primary Beneficiary is the same sex spouse as defined under applicable state laws, he or she may elect to continue the Contract as described herein. Since federal tax law defines a spouse as a person of the opposite sex who is a husband or a wife, a same sex spouse who elects to continue the Contract must still meet all relevant distribution requirements under the Internal Revenue Code (IRC). In order to meet these requirements, the amount of any gain in the Contract will become subject to income tax at the time the election to continue the Contract is made. If the deceased Contract Owner (or Annuitant if the Contract Owner is a non-natural person) is the last surviving Covered Person, this rider will terminate. If the deceased Contract Owner (or Annuitant if the Contract Owner is a non-natural person) is not the last surviving Covered Person, this rider will continue if the Contract is continued by the surviving Covered Person.

The right to continue the Contract by a surviving spouse can only be exercised once while the Contract is in effect.

LIR	4	[01-10]

Exhibit 4(b)

ADDITIONAL PURCHASE PAYMENT LIMITS

The Company reserves the right to limit the total Purchase Payments after the first Contract Year to [$100,000].

INCOME BASE

The Income Base is used to calculate the Guaranteed Income Floor. The Income Base cannot be withdrawn. The Income Base will decrease on the effective date of any Excess Withdrawal.

The Income Base is equal to the Contract Value on the Rider Effective Date plus any additional Purchase Payments received in the first [two Contract Years]. Purchase Payments received after the first [two Contract Years] will not increase the Income Base. The Income Base can never exceed the Maximum Income Base shown on the Contract Schedule.

The Income Base is not changed upon Contract continuation.

INCOME PERCENTAGE

For the Single Life Option, the Income Percentage will be based on the Single Life Income Percentage table on the Contract Schedule using the Age of the Covered Person on the Income Start Date. On any Contract Anniversary after the Income Start Date, the Income Percentage will be increased to the percentage applicable to the attained Age of the Covered Person if: (a) the Contract Value on such anniversary, less any Purchase Payments made more than [two years] after Contract Issue Date, is greater than the Income Base on such anniversary; and (b) the Income Percentage based on the attained Age of the Covered Person is greater than the current Income Percentage. The Income Percentage may increase after it is initially determined, but it can never decrease.

For the Joint Life Option, the Income Percentage will be based on the Joint Life Income Percentage table on the Contract Schedule using the Age of the younger Covered Person on the Income Start Date. On any Contract Anniversary after the Income Start Date, the Income Percentage will be increased to the percentage applicable to the attained Age of the younger Covered Person if: (a) the Contract Value on such anniversary, less any Purchase Payments made more than [two years] after Contract Issue Date, is greater than the Income Base on such anniversary; and (b) the Income Percentage based on the attained Age of the younger Covered Person is greater than the current Income Percentage. The Income Percentage may increase after it is initially determined, but it can never decrease.

GUARANTEED INCOME FLOOR

The Guaranteed Income Floor is the minimum Annual Income Amount available each Contract Year on or after the Income Eligibility Date. In addition, the Guaranteed Income Floor is the amount that will be distributed when the Contract moves to the Settlement Phase.

The Guaranteed Income Floor is calculated on the Income Eligibility Date and each Contract Anniversary thereafter by multiplying the applicable Income Percentage by the Income Base.

The Guaranteed Income Floor will increase following an increase to the Income Base or the Income Percentage and will decrease following a decrease in the Income Base.

LIR	5	[01-10]

Exhibit 4(b)

ANNUAL INCOME AMOUNT

The Annual Income Amount is the amount that [will] be withdrawn from the Contract Value each Contract Year beginning on the Income Start Date until the Contract moves to the Settlement Phase or the Latest Permitted Annuity Date is reached.

The Annual Income Amount is calculated on the Income Eligibility Date and on each Contract Anniversary thereafter by multiplying the applicable Income Percentage by the Contract Value on the most recent Contract Anniversary. The Annual Income Amount will never be less than the Guaranteed Income Floor.

The Annual Income Amount has the potential to increase or decrease each Contract Year because it is calculated on each Contract Anniversary using the Contract Value.

WITHDRAWALS

In accordance with the Contract, any withdrawal taken will reduce the Contract Value by the amount of the withdrawal, any applicable Contingent Deferred Sales Charges (CDSC) and any other applicable charges.

Withdrawals Prior to the Income Eligibility Date

Any withdrawal taken prior to the Income Eligibility Date will not establish the Income Start Date. The full amount of any withdrawal taken prior to the Income Eligibility Date, including a withdrawal to satisfy RMD rules, will be considered an Excess Withdrawal. Excess Withdrawals reduce the Income Base, Guaranteed Income Floor and Annual Income Amount, and will be subject to any applicable Contingent Deferred Sales Charges (CDSC) and any other applicable charges.

Withdrawals On or After the Income Eligibility Date

The first withdrawal taken on or after the Income Eligibility Date will establish the Income Start Date. The Income Start Date is the date that Automated Withdrawals, equal to the Annual Income Amount, [will] begin. Automated Withdrawals must be established on a scheduled frequency (monthly, quarterly, semi-annual or annual) as elected, using the Company’s systematic withdrawal program. If the Automated Withdrawals are made in accordance with RMD rules, the scheduled frequency must be [annual]. [Once Automated Withdrawals begin, they cannot be stopped.]

If the Income Start Date is not on a Contract Anniversary, the Automated Withdrawal amount for that Contract Year will be prorated based on the scheduled frequency elected and may be less than the Annual Income Amount. During all subsequent Contract Years, the full Annual Income Amount [will] be distributed.

Withdrawals can be taken anytime while the Contract is in effect, subject to the terms and conditions of the Contract and this rider. Withdrawals taken after the Income Start Date which are not Automated Withdrawals will count against the Annual Income Amount at the time they are taken. If the entire Annual Income Amount is withdrawn prior to the next Contract Anniversary, Automated Withdrawals will terminate for the remainder of the current Contract Year. Any additional withdrawal taken prior to the next Contract Anniversary will be considered an Excess Withdrawal. Upon the next Contract Anniversary, the Annual Income Amount will be recalculated and Automated Withdrawals of this amount [will] be restarted, based on the frequency previously established.

LIR	6	[01-10]

Exhibit 4(b)

If the total withdrawals in a Contract Year are equal to or less than the Annual Income Amount, Contingent Deferred Sales Charges (CDSC) will not apply.

If the total amount withdrawn in any Contract Year exceeds the Annual Income Amount, only the amount withdrawn in excess of the Annual Income Amount is an Excess Withdrawal and is subject to any applicable Contingent Deferred Sales Charges (CDSC) and any other applicable charges.

If the Contract Value is reduced to zero while the rider is in effect and the Income Base is greater than zero, the Contract will move to the Settlement Phase. Please refer to the Settlement Phase section of this rider.

Effect of Excess Withdrawals

Any Excess Withdrawal will reduce the Income Base, Guaranteed Income Floor and Annual Income Amount.

Any Excess Withdrawal will reduce the Income Base in direct proportion to the Contract Value reduction for the amount of the Excess Withdrawal. If an Excess Withdrawal is taken, the Income Base will be reduced proportionately as follows:

Income Base after Excess Withdrawal =

Income Base immediately prior to Excess Withdrawal x (Contract Value immediately after the Excess Withdrawal / Contract Value immediately prior to the Excess Withdrawal)

The Guaranteed Income Floor and Annual Income Amount will be recalculated immediately after the Income Base is reduced as a result of an Excess Withdrawal.

An Excess Withdrawal which reduces the Contract Value to zero will cause the Income Base, Guaranteed Income Floor and Annual Income Amount to become zero and will terminate this rider and the Contract.

Effect of a Request to Apply all or a Portion of the Contract Value to an Annuity Option

The Company considers a request to apply all or a portion of the Contract Value to an Annuity Option as a withdrawal for the purposes of calculation of the Income Base, Guaranteed Income Floor and Annual Income Amount.

Effect of Required Minimum Distribution (RMD) Withdrawals on the Income Base

Any withdrawal taken prior to the Income Eligibility Date to satisfy RMD rules will be considered an Excess Withdrawal.

Any withdrawal taken on or after the Income Eligibility Date to satisfy RMD rules which is in excess of the Annual Income Amount will not be treated as an Excess Withdrawal provided the following conditions are met:

•	It must be taken as part of the Company’s RMD program;
•	The RMD amount must be calculated using only the assets held under this Contract;
•	The RMD must be for the current calendar year; and
•	In any one Contract Year, RMD withdrawals for only a single calendar year can be taken.

LIR	7	[01-10]

Exhibit 4(b)

Effect of Withdrawals on the Death Benefit

The Death Benefit provided by the Contract is reduced by withdrawals under this rider, as follows:

•	Prior to the Income Eligibility Date, all withdrawals made during a Contract Year will reduce the return of Purchase Payments portion of the Death Benefit on a proportional basis.

•

On or after the Income Eligibility Date, withdrawals equal to the Annual Income Amount made during a Contract Year will reduce the return of Purchase Payments portion of the Death Benefit on a dollar-for-dollar basis. Excess Withdrawals will reduce the return of Purchase Payments portion of the Death Benefit on a proportional basis.

LATEST PERMITTED ANNUITY DATE

The Latest Permitted Annuity Date is defined in the Contract Schedule under the Annuity Guideline Parameters section.

Once the Latest Permitted Annuity Date is reached and if this rider is still in effect, this rider will terminate and the Contract Owner must elect one of the following:

1.	Apply the Contract Value to one of the Annuity Options in accordance with the terms and conditions of the Contract.
2.	Apply the Contract Value to receive payments for the life of the Covered Person. These payments will be the greater of the Guaranteed Income Floor or the annual amount that the Contract Value will provide under:
•	a life annuity for the Single Life Option; or
•	a joint and last survivor annuity for the Joint Life Option.
3.	Fully surrender the Contract.

SETTLEMENT PHASE

The Contract will move to the Settlement Phase if the Contract Value is reduced to zero and the Guaranteed Income Floor is greater than zero.

When the Contract moves to the Settlement Phase, the Annual Income Amount, less any withdrawals taken in the current Contract Year, will be paid to the Contract Owner. Beginning with the next Contract Anniversary, the Contract Owner will automatically receive settlement payments equal to the Guaranteed Income Floor each Contract Year during the life of the Covered Person.

The settlement payments will be paid at least annually. If any settlement payment is less than $100, the Company reserves the right to change the payment basis to equivalent quarterly, semi-annual or annual payments or to provide an equivalent cash lump sum.

Once the Contract moves to the Settlement Phase, all other rights and benefits under the Contract, including Death Benefits, will terminate. Additional Purchase Payments will not be accepted.

The Rider Charge shown on the Contract Schedule will not be deducted during the Settlement Phase.

LIR	8	[01-10]

Exhibit 4(b)

RIDER CHARGE

There is an additional charge for this rider which is shown on the Contract Schedule.

INVESTMENT REQUIREMENTS

All Purchase Payments and Contract Values must be allocated according to an asset allocation program sponsored by the Company while this rider is in effect. Transferring any portion of the Contract Value or allocating any Purchase Payment to an unapproved asset allocation will not be allowed.

VOLUNTARY TERMINATION/ASSIGNMENT

[The Contract Owner cannot voluntarily terminate this rider.] If the Contract is assigned, this rider will terminate.

Signed for Massachusetts Mutual Life Insurance Company by:

[SECRETARY]	[PRESIDENT]

LIR	9	[01-10]